UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 30, 2012

VESTIN REALTY MORTGAGE II, INC.
 (Exact name of registrant as specified in its charter)

Maryland	333-125121	61-1502451
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8880 WEST SUNSET ROAD, SUITE 200
LAS VEGAS, NEVADA 89148
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (702) 227-0965

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

We (VRTB), along with VRM Merger Sub, Inc. (a wholly owned subsidiary of VRTB) and Vestin Realty Mortgage I, Inc. (VRTA) announced today that have entered into a definitive merger agreement pursuant to which VRM Merger Sub will merge with and into VRTA in a stock-for-stock merger, with VRTA surviving the transaction as a wholly owned subsidiary of VRTB.  Under the terms of the transaction, which has been approved by the boards of directors of both companies, stockholders of VTRA (other than VRTB) will receive a fixed ratio of 0.82 share of VRTB common stock for each share of VRTA common stock they own.  Upon closing, which is expected in the fourth quarter of 2012, VRTA stockholders will own approximately 30% of VRTB common stock.  Pursuant to the terms of the agreement, one member of the VRTA Board of Directors will replace an existing Director on the VRTB Board of Directors.  The primary purpose of the proposed merger is the potential cost savings and operating synergies that will be achieved through a combination.  A registration statement relating to the stock to be issued by VRTB in the proposed transaction will be filed with the SEC.  The transaction is subject to customary approvals and closing conditions and requires the approval of the VRTA stockholders (with respect to the merger) and the VRTB stockholders (with respect to the issuance of VRTB common stock).  This document shall not constitute an offer to sell or the solicitation of an offer to buy such securities.  For additional information, contact Michael Shustek.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  May 31, 2012

VESTIN REALTY MORTGAGE II, INC.

By: Vestin Mortgage, LLC, its sole manager

By: __/S/ Eric Bullinger__________
       Eric Bullinger
       Chief Financial Officer